Exhibit 5.1

August 6, 2020

+1 202 663 6000 (t)

+1 202 663 6363 (f)

wilmerhale.com

Iterum Therapeutics plc

Block 2 Floor 3, Harcourt Centre

Harcourt Street,

Dublin 2, Ireland

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (File No. 333-237326) (the “Registration Statement”) filed by Iterum Therapeutics Bermuda Limited, a company formed under the laws of Bermuda (the “Company”), Iterum Therapeutics plc, an Irish public limited company (“Iterum”), Iterum Therapeutics International Limited, a company formed under the laws of Ireland (the “Irish Subsidiary”), Iterum Therapeutics US Limited, a Delaware corporation (“Iterum U.S. Limited”), and Iterum Therapeutics US Holding Limited, a Delaware corporation (“Iterum U.S. Holding” and, together with Iterum, the Irish Subsidiary and Iterum U.S. Limited, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company, Iterum and the Irish Subsidiary are referred to collectively herein as the “Non-U.S. Parties.” The Registration Statement is being filed for the purpose of registering with the Commission under the Securities Act 8,400 units (each, a “Unit”) pursuant to non-transferable subscription rights (the “Subscription Rights”) granted by Iterum to its shareholders and eligible warrant holders to purchase Units, as set forth in the Registration Statement and the prospectus contained therein (the “Prospectus”). Each Unit will consist of $1,000 principal amount of the Company’s 6.500% Exchangeable Senior Subordinated Notes due 2025 (the “Exchangeable Notes”) and fifty of the Company’s Limited Recourse Royalty-Linked Subordinated Notes (the “Royalty-Linked Notes” and, together with the Exchangeable Notes, the “Notes”).

The Exchangeable Notes are to be issued pursuant to an indenture, dated as of January 21, 2020 (the “Exchangeable Notes Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Exchangeable Notes Trustee”) and will be exchangeable for cash, Iterum’s ordinary shares, $0.01 nominal value (the “Shares”), or a combination thereof, at the Company’s election, in accordance with the terms of the Exchangeable Notes Indenture. The Royalty-Linked Notes are to be issued pursuant to an indenture, dated as of January 21, 2020 (the “Royalty-Linked Notes Indenture” and, together with the Exchangeable Notes Indenture, the “Indentures”), among the Company, the Guarantors, Iterum Holders’ Representative LLC and Computershare Trust Company, N.A., as trustee (the “Royalty-Linked Notes Trustee” and, together with the Exchangeable Notes Trustee, the “Trustees”). The Notes will be fully and unconditionally guaranteed on an unsecured senior basis (the “Guarantees”) by the Guarantors. The Units, the Subscription Rights, the Notes, the Shares and the Guarantees are referred to collectively herein as the “Securities.” The Notes, the Indentures and the certificates evidencing the Subscription Rights are referred to collectively herein as the “Transaction Documents.”

Wilmer Cutler Pickering Hale and Dorr LLP, 7 World Trade Center, 250 Greenwich Street, New York, New York 1007

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We are acting as U.S. counsel for the Iterum in connection with the issuance of the Securities. We have examined and relied upon corporate or other proceedings of the Company and the Guarantors regarding the authorization of the execution and delivery of the Indentures and the issuance of the Notes, the Registration Statement, the Prospectus, the form of Subscription Rights certificate, the forms of Notes and the Indentures. For purposes of this opinion, we have also examined and relied upon the accuracy of (i) the opinion letters of A&L Goodbody, Irish counsel for Iterum and the Irish Subsidiary, dated the date hereof and filed as Exhibit 5.2 and Exhibit 5.3 to the Registration Statement and (ii) the opinion letter of Conyers Dill & Pearman, Bermuda counsel for the Company, dated the date hereof and filed as Exhibit 5.4 to the Registration Statement (the “Foreign Law Opinions”). We have also examined and relied upon originals or copies of such corporate records of the Company and the Guarantors, such other agreements and instruments, such certificates of public officials, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity and competence of all individual signatories, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate records of the Company and the Guarantors provided to us by the Company and the Guarantors. Insofar as this opinion relates to factual matters, we have assumed, without independent investigation, that representations of officers and directors of the Company and the Guarantors and documents furnished to us by the Company and the Guarantors are true and correct.

In rendering the opinions set forth below, we have assumed that (i) at the time the Indentures were entered into, each Trustee had the power, corporate or other, to enter into and perform its obligations under the applicable Indenture and that each Trustee continues to have such power and (ii) each Indenture is a valid and binding obligation of the applicable Trustee. We have also assumed that at the time of the issuance of the Securities, the board of directors of the Company and the board of directors of each Guarantor (or any person acting pursuant to authority properly delegated to such person by the board of directors of the Company or the board of directors of a Guarantor) have not taken any action to rescind or otherwise reduce their prior authorization of the issuance of the Securities.

We have also assumed, in reliance on the Foreign Law Opinions, that (i) Iterum and the Irish Subsidiary are incorporated and validly existing under the laws of the Republic of Ireland; (ii) the Company is incorporated and validly existing under the laws of Bermuda; (iii) each Non-U.S. Party has all requisite power and authority to execute and deliver, and to perform its obligations under the Transaction Documents to which it is a party; (iv) the Transaction Documents to which Iterum and the Irish Subsidiary are a party have been duly authorized, executed and delivered by Iterum and the Irish Subsidiary under the laws of the Republic of Ireland; and (v) the Transaction Documents to which the Company is a party have been duly authorized, executed and delivered by the Company under the laws of Bermuda.

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Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing, (iii) general equitable principles, (iv) applicable usury laws of jurisdictions other than the State of New York and (v) acceleration of the Exchangeable Notes which may affect the collectability of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indentures or the Securities, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York and the General Corporation Law of the State of Delaware (solely with respect to Iterum U.S. Limited and Iterum U.S. Holding). For the avoidance of doubt, we express no opinion herein as to any federal laws of the United States of America, as to any foreign law or regulation, as to the effect or lack of effect of any foreign law or regulation on any opinion expressed herein or as to the validity or enforceability of any Transaction Documents under (including, without limitation, the exercise of remedies thereunder) the laws of any foreign jurisdiction.

For purposes of our opinions rendered below, and without limiting any other comments and qualifications set forth herein, insofar as they relate to the enforceability of the Guarantees against the Guarantors, we have assumed that each of such Guarantors has received reasonably equivalent value and fair consideration in exchange for its obligations in the Indentures or undertakings in connection therewith, and that prior to and after consummation of the transactions contemplated by the Transaction Documents to which it is a party, each such Guarantor is not insolvent, rendered insolvent or left with unreasonably small capital or intends or believes it will incur debts beyond its ability to pay as they mature within the meaning of 11 U.S.C. § 548 or the New York Debtor and Creditor Law statute §§ 270 et. seq. With respect to our opinions below, we have assumed that the execution and delivery of the Transaction Documents and consummation of the transactions contemplated thereby is necessary or convenient to the conduct, promotion, or attainment of the business of each such Guarantor under § 122(13) of the General Corporation Law of the State of Delaware or any other comparable provision of applicable law.

We express no opinion as to the characterization of the obligations set forth in the Royalty-Linked Notes Indenture and the Royalty-Linked Notes as “debt” obligations, or the characterization of any amount owing in respect of the Royalty-Linked Notes Indenture or the Royalty-Linked Notes as principal, interest, penalty, or premium.

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On the basis of, and subject to, the foregoing, we are of the opinion that when the Notes have been duly executed by the Company, and duly authenticated by the applicable Trustee in accordance with the terms of the applicable Indenture, and delivered to the purchasers of the Units against payment of the consideration in accordance with the terms of the Subscription Rights, (i) the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) each Guarantee will constitute a valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

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We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Brian A. Johnson
Brian A. Johnson, a Partner